Exhibit 99.1

iBio Appoints Dr. Martin B. Brenner as Chief Scientific Officer

Bryan, Texas / December 28, 2020 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a biotech innovator and biologics contract manufacturing organization, today announced the appointment of Martin B. Brenner, DVM, Ph.D., as its Chief Scientific Officer (“CSO”), effective January 18, 2020.

“We are thrilled to have Dr. Brenner join our team,” said Tom Isett, Chairman & CEO of iBio. “Given his prior experience leading organizations with novel protein expression platforms to build proprietary product pipelines, Dr. Brenner should be uniquely suited to assist iBio with a similar transformation. Notably, he also brings a track-record of effective new target search and evaluation, as well as establishing productive collaborations.”

Dr. Brenner has a strong history of success heading drug discovery and development teams at several of the world’s leading pharmaceutical companies, including AstraZeneca, Eli Lilly and Company (“Lilly”), Pfizer Inc. (“Pfizer”), and Merck Research Laboratories (“Merk”). Most recently, Dr. Brenner served as the CSO at Pfenex Inc. (“Pfenex”), a NYSEA-listed company which, using its patented Pfēnex Expression Technology® platform, created an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars. Pfenex was acquired by Ligand Pharmaceuticals Incorporated for approximately $516 million in October 2020.

Previously, Dr. Brenner served as the CSO at Recursion Pharmaceuticals, Inc. (“Recursion”), a company focused on accelerating drug discovery for rare diseases and diseases with high unmet medical need. Prior to his time at Recursion, he was Vice President and Head of Research & Early Development at Stoke Therapeutics, Inc. (“Stoke”), a biotechnology company using antisense oligonucleotides to increase gene expression for the treatment of rare diseases. Prior to Stoke, he was Executive Director at Merck, where he built a biotech unit from scratch, focusing his team’s research on diabetes and nonalcoholic steatohepatitis (NASH). Earlier in his career, Dr. Brenner was the Senior Director and Head of cardiovascular, renal, and metabolism (CVRM) biosciences at AstraZeneca. In addition, Dr. Brenner was an Associate Research Fellow at Pfizer where he led the islet biology and in vivo pharmacology in the CVMED Target Exploration Unit before assuming the role of Head of the Insulin Resistance Group.

“It has been captivating to watch the scale, scope and speed with which iBio has successfully transformed itself into a dynamic and diversified biotechnology company,” said Dr. Brenner. “That was made possible by iBio combining its proprietary FastPharming® and Glycaneering™ technologies to better control the way in which its plant-based expression system glycosylates proteins, thereby possibly improving the quality and, potentially in some cases, the efficacy of the biologics it produces. I am looking forward to being part of the iBio team as the Company executes the next stage of its growth strategy and seeks to expand its pipeline of innovative product candidates focused on pulmonology, oncology and fibrotic diseases.”

Dr. Brenner earned his DVM at the Ludwig Maximilian University of Munich and his Ph.D. in Pharmacology at the Veterinary School of Hannover in Hannover, Germany. He received the Lilly Endocrine Research Award of Merit for Science, as well as the Lilly Pinnacle Award for Quality for Good Research Practice.

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming® System combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. iBio is developing proprietary products on the FastPharming Platform, which include biopharmaceuticals for the treatment of fibrotic and infectious diseases, amongst others. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services along with the Glycaneering Development Service™ for engineering high-performance recombinant glycoproteins. For more information, visit www.ibioinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the expected contribution of Dr. Brenner and the Company expanding its pipeline of innovative product candidates focused on pulmonology, oncology and fibrotic diseases. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the contribution of Dr. Brenner , the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, including its infectious disease vaccines, or to comply with ongoing regulatory requirements, regulatory limitations relating to its ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, its ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, competition, its ability to retain its key employees or maintain its NYSE American listing, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Form 10-Q and Form 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com